June 21, 2000


VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

          Re:  Reynolds Metals Company -- (File No. 1-1430)
               Withdrawal of Post-Effective Amendment No. 2 to
               Registration Statement No. 33-43443 on Form S-3

Ladies and Gentlemen:

     Reynolds Metals Company hereby withdraws Post-Effective Amendment No. 2 to Registration Statement No. 33-43443 filed on June 20, 2000, consistent with discussions with the Staff of the Division of Corporation Finance of the Securities and Exchange Commission.

                            Very truly yours,

                            REYNOLDS METALS COMPANY



                            By: D. MICHAEL JONES
                               -------------------------------
                                D. Michael Jones
                                Senior Vice President and General Counsel
                                (Agent for Service named in the
                                Registration Statement)